           As filed with the Securities and Exchange Commission on May 9, 2006

                                             Securities Act File No. 333-111388
                                      Investment Company Act File No. 811-04805
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       [ ] PRE-EFFECTIVE AMENDMENT NO.
                       [x] POST-EFFECTIVE AMENDMENT NO. 1

                        (CHECK APPROPRIATE BOX OR BOXES)

                            VAN KAMPEN EQUITY TRUST

        (EXACT NAME OF REGISTRANT AS SPECIFIED IN DECLARATION OF TRUST)

                                 (800) 341-2929
                        (AREA CODE AND TELEPHONE NUMBER)

                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              AMY R. DOBERMAN, ESQ.
                                MANAGING DIRECTOR
                           VAN KAMPEN INVESTMENTS INC.
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   COPIES TO:

                             CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              333 WEST WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 407-0700


================================================================================

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                                EXPLANATORY NOTE

          The Joint Proxy Statement/Prospectus and the Statement of Additional Information are incorporated herein by reference from Pre-Effective Amendment No.1 to this Registration Statement (File Nos. 333-111388 and 811-04805) filed on February 11, 2004.

         This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Registrant, and to file, as Exhibit 16 to this Registration Statement, a power of attorney executed by certain officers of the Registrant and each of the current members of the Registrant's Board of Trustees.

                           PART C: OTHER INFORMATION

ITEM 15. INDEMNIFICATION

          There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Van Kampen Equity Trust (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-111388 and 811-04805) as filed with the Securities and Exchange Commission on February 11, 2004, which information is incorporated herein by reference.

ITEM 16. EXHIBITS

     (1)  (a)  Agreement and Declaration of Trust(1)

          (b)  Certificate of Amendment(3)

          (c)  Amended and Restated Certificate of Designation(2)

          (d)  Second Amended and Restated Certificate of Designation(3)

     (2)  (a)  Bylaws(1)

          (b)  Amended and Restated Bylaws(8)

     (3)  Not Applicable

     (4)  Form of Agreement and Plan of Reorganization+

     (5)  (a)  Specimen Class A Shares Certificate(1)

          (b)  Specimen Class B Shares Certificate(1)

          (c)  Specimen Class C Shares Certificate(1)

     (6)  Investment Advisory Agreement(2)

     (7)  (a)  Distribution and Service Agreement(2)

          (b)  Form of Dealer Agreement(5)

          (c)  Form of Broker Fully Disclosed Selling Agreement(5)

          (d)  Form of Bank Fully Disclosed Selling Agreement(5)

     (8)  (a)  Form of Trustee Deferred Compensation Plan(4)

          (b)  Form of the Trustee Retirement Plan(4)

     (9)  (a)  (i)  Custodian Contract(5)

               (ii) Amendment to Custodian Contract(6)

          (b)  Transfer Agency and Service Agreement(2)

     (10) (a)  Plan of Distribution Pursuant to 12b-1(1)

          (b)  Form of Shareholder Assistance Agreement(5)

          (c)  Form of Administrative Service Agreement(5)

          (d)  Form of Shareholder Servicing Agreement(6)

          (e)  Amended and Restated Service Plan(7)

          (f)  Amended and Restated Multi-Class Plan(7)

     (11) (a) Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)(8)

     (12) Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the Reorganization++

     (13) (a)  (i)  Fund Accounting Agreement(5)

               (ii) Amendments to Fund Accounting Agreement(7)

          (b)  Amended and Restated Legal Services Agreement(7)

     (14) (a)  Consent of Deloitte & Touche LLP+

          (b)  Consent of Ernst & Young LLP+

     (15) Not Applicable

     (16) Power of Attorney++

     (17) (a)  Form of Proxy Card for Target Fund(8)

          (b)  Prospectus of Target Fund(8)

---------------

(1) Incorporated herein by reference to Post-Effective Amendment No. 27 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed October 28, 1996.

(2) Incorporated herein by reference to Post-Effective Amendment No. 28 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, Filed October 28, 1997.

(3) Incorporated herein by reference to Post-Effective Amendment No. 29 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, Filed September 30, 1998.

(4) Incorporated herein by reference to Post-Effective Amendment No. 81 to Van Kampen Harbor Fund's Registration Statement on Form N-1A, File Nos. 2-12685 and 811-734, filed April 29, 1999.

(5) Incorporated herein by reference to Post-Effective Amendment No. 32 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed June 16, 1999.

(6) Incorporated herein by reference to Post-Effective Amendment No. 45 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed July 19, 2002.

(7) Incorporated herein by reference to Post-Effective Amendment No. 46 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed July 24, 2003.

(8) Incorporated herein by reference to Registrant's Registration Statement on Form N-14, File No. 333-111388, filed December 19, 2003.

+ Incorporated herein by reference to Registrant's Registration Statement on Form N-14, File Nos. 333-111388 and 811-04805, filed February 11, 2004.

++   Filed herewith.

ITEM 17. UNDERTAKINGS

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

         (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, and the State of New York, on May 9, 2006.

                                        VAN KAMPEN EQUITY TRUST

                                        By:   /s/ Stefanie V. Chang Yu
                                              ----------------------------------
                                               Stefanie V. Chang Yu
                                               Vice President and Secretary

         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURES               TITLE
               ----------               -----

PRINCIPAL EXECUTIVE OFFICER:

/s/ Ronald E. Robison*                 President and Principal Executive Officer
-------------------------------------
Ronald E. Robison

PRINCIPAL FINANCIAL OFFICER:

/s/ Phillip G. Goff*                   Chief Financial Officer and Treasurer
-------------------------------------
Phillip G. Goff

TRUSTEES:

/s/ David C. Arch*                     Trustee
-------------------------------------
David C. Arch

/s/ Jerry D. Choate*                   Trustee
-------------------------------------
Jerry D. Choate

/s/ Rod Dammeyer*                      Trustee
-------------------------------------
Rod Dammeyer


/s/ Linda Hutton Heagy*                Trustee
-------------------------------------
Linda Hutton Heagy

/s/ R. Craig Kennedy*                  Trustee
-------------------------------------
R. Craig Kennedy

/s/ Howard J Kerr*                     Trustee
-------------------------------------
Howard J Kerr

/s/ Jack E. Nelson*                    Trustee
-------------------------------------
Jack E. Nelson

/s/ Hugo F. Sonnenschein*              Trustee
-------------------------------------
Hugo F. Sonnenschein

/s/ Wayne W. Whalen*                   Trustee
-------------------------------------
Wayne W. Whalen

/s/ Suzanne H. Woolsey*                Trustee
-------------------------------------
Suzanne H. Woolsey

------------------
* Signed by Stefanie V. Chang Yu pursuant to a power of attorney filed herewith.


         /s/ Stefanie V. Chang Yu                     May 9, 2006
         ----------------------------------------
         Stefanie V. Chang Yu
         Attorney-in-Fact

                                      C-2
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                                  EXHIBIT INDEX

12.     Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP

16.     Power of Attorney